Exhibit 10.3

Services Agreement

Dated: 10 May 2017

SEST Australia Pty Ltd (ACN 618 743 258) (“Supplier”)

Australian Future Energy Pty Ltd (ACN 168 160 067) (“Customer”)

Contents

Details		1
General terms		2
1	Definitions and interpretation	2
1.1	Definitions	2
1.2	Interpretation	4
2	Term	5
2.1	Initial Term	5
2.2	Renewal	5
3	Scope	6
3.1	Services	6
3.2	Equipment and materials	6
3.3	Location for performance of the Services	6
4	Key Personnel	6
4.1	Key Personnel	6
5	Fees	6
5.1	Fees	6
5.2	Fee review	7
5.3	Invoicing	7
5.4	Correctly rendered invoice	7
5.5	Payment	7
6	GST	7
7	Intellectual Property Rights	8
7.1	Existing Intellectual Property Rights	8
7.2	Ownership of New Material	9
8	Confidentiality	9
8.1	Treatment of Confidential Information	9
8.2	Use of Confidential Information	9
8.3	Disclosure of Confidential Information	9
8.4	Disclosure by Recipient	10
8.5	Return of Confidential Information	10
8.6	Exceptions	10
8.7	Equitable remedies	11

9	Customer Inputs	11
10	Indemnity and Liability	11
10.1	Indemnity	11
10.2	Limit of liability	11
10.3	No limitation	11
10.4	Consequential loss	12
11	Force majeure	12
11.1	Effects of Force Majeure Event	12
11.2	Notice of Force Majeure Event	12
11.3	Obligations of affected party	12
11.4	Termination due to Force Majeure	13
12	Defective Services	13
13	Dispute resolution	13
13.1	Negotiation	13
13.2	Notice	13
13.3	Arbitration	13
13.4	Other rights preserved	14
13.5	Parties to continue to perform	14
13.6	Survival	14
14	Warranties	14
15	Termination	14
16	General	15
16.1	Assignment	15
16.2	Construction	15
16.3	Costs	15
16.4	Governing law and jurisdiction	16
16.5	Compliance with Laws	16
16.6	Notices	16
16.7	Receipt outside business hours	17
16.8	Severability	17
16.9	Variation and waiver	17
16.10	Consideration	17
16.11	Discretion in exercising rights	17
16.12	Entire agreement	17
Signing page		18
Annexure A Services		19

Details

Parties	Supplier and Customer
Supplier	Name	SEST Australia Pty Ltd
	ACN	618 743 258
	Formed in	Australia
	Address	c/o - Crowe Horwarth, Level 16, 120 Edward Street, Brisbane, Qld, 4000
	Telephone	+1 (713) 248-0361
	Email	delome.fair@synthesisenergy.com
	Attention	President and CEO
Customer	Name	Australian Future Energy Pty Ltd
	ACN	168 160 067
	Formed in	Australia
	Address	Level 10, 10 Market Street, Brisbane, Queensland, 4000
	Telephone	+61 417 731 014
	Email	k.parker@ausfutureenergy.com.au
	Attention	Mr Kerry Parker
Governing law	Queensland
Business Day place (s)	Brisbane, Queensland

General terms

1	Definitions and interpretation

1.1	Definitions

In this document, except to the extent the context otherwise requires:

Commencement Date means 10 May 2017

Confidential Information of a Discloser means the terms of this document, all information disclosed (including inadvertently) by the Discloser or any of its Representatives in connection with this document, all Information disclosed by a third party that the Discloser is required to keep confidential, including:

(a)	Information which, either orally or in writing, is designated or indicated as being the proprietary or confidential information of the Discloser or a third party to whom the Discloser owes an obligation of confidentiality;

(b)	Information derived partly or wholly from the Information, including (without limitation) any calculation, conclusion, summary, computer modelling; and

(c)	trade secrets or Information that is capable of protection at law or equity as confidential information,

but Confidential Information excludes the Excluded Information.

Confidential Information owned by the Supplier may be additionally specified as SGT Confidential Information, and is further defined below.

The Parties have entered into a Master Technology Agreement and Project License Agreement, on or about the same date as this Agreement, which shall prevail as related to Confidential Information.

Discloser means the party disclosing Confidential Information.

Dispute includes any dispute, controversy, difference or document, including any question concerning its formation, validity, interpretation, performance, breach and termination.

Excluded Information means Information which:

(a)	is in or becomes part of the public domain otherwise than through breach of this document or an obligation of confidence owed to the Discloser; and / or

(b)	Recipient can prove was already known to it at the time of disclosure by Discloser or its Representatives (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); and / or

(c)	Recipient acquires from a source other than Discloser where such source is entitled to disclose it.

Existing Intellectual Property Rights means Intellectual Property Rights of a party:

(a)	that were owned by or licensed to that party before the Commencement Date; or

(b)	created by or on behalf of that party, or licensed to that party, on or after the Commencement Date but not specifically in connection with, or in contemplation of, this document.

The Parties have entered into a Master Technology Agreement and Project License Agreement, on or about the same date as this Agreement, which shall prevail as related to Confidential Information.

Financers means any and all financiers of the Customer or its affiliates (or an agent or security trustee acting on behalf of the financiers) who provide financial accommodation (including hedging transactions) in connection with the undertaking of the Project.

Force Majeure Event means any event that is outside the reasonable control of the affected party and that could not have been prevented or avoided by that party taking all reasonable steps.

Intellectual Property Rights means all intellectual property rights including current and future registered and unregistered rights in respect of copyright, designs, circuit layouts, trade marks, trade secrets, know-how, confidential information, patents, invention and discoveries and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967.

The Parties have entered into a Master Technology Agreement and Project License Agreement, on or about the same date as this Agreement, which shall prevail as related to Confidential Information.

Law means any applicable statute, regulation, by-law, ordinance or subordinate legislation in force from time to time in Australia and any other relevant jurisdictions, and includes Laws applicable to the vocational education and training and higher education sectors.

License Agreement or License means the agreement entered into between the Customer and the Supplier on or about 10 May 2017

Master Technology Agreement, or MTA means the Master Technology Agreement entered into between the Customer and the Supplier on our around 10 May, 2017.

New Material means all new material, in any form, including documents (written or electronic), reports, data and software created by or on behalf of the Supplier or its subcontractors in the performance of this document.

Project Company means the subsidiary company of the Customer that will be the company that will ultimately own and develop the Project and which will use the Licensed Technology.

Recipient means the party receiving Confidential Information.

Representatives of the Recipient means the Recipient's employees, officers, agents, contractors and consultants involved in the Project.

Services has the meaning given in Clause 3.1 (“Services”).

SGT means SES Gasification Technology, referring to a leading global gasification technology which utilizes a proprietary and advanced fluidized bed reactor system that has been extensively developed since 2004 and was initially based upon the U-Gas® technology licensed by SES and/or its Affiliates from GTI and further developed through additional improvements, Know-How and patents developed by Licensor and/or its Affiliates through industry experience from developing, designing, constructing and operating projects in China and from designs made by Licensor and/or its Affiliates in developing projects globally.

SGT Confidential Information means Confidential Information containing patent rights and Know-How as well as trade secrets, secret processes and etc., including but not limited to processes, data, formulae, material balance, control logic, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, any data relating to a patent that is not disclosed in a granted patent, and other information relating to the production, engineering, whenever provided by SES (or its Affiliates). SES Confidential Information shall also include any such information that is, or may be, combined with any other information by Recipient and any evaluations thereof prepared by or on behalf of Recipient

SGT Licensed Technology means the SGT process, technology and Know-How licensed by the Supplier to the Customer under the License Agreement.

Term means the Initial Term as extended from time to time in accordance with clause 2.1.

1.2	Interpretation

In this document, except to the extent the context otherwise requires:

(a)	the singular includes the plural and vice versa and a gender includes other genders;

(b)	a reference to a party or the parties is to be construed as a reference to a party or the parties to this document, as the case may be;

(c)	a reference to a party to this document or any other document or agreement includes its successors and permitted assigns;

(d)	a reference to an item in the Recitals, clause, schedule, annexure or appendix is a reference to an item in the Recitals, clause, schedule, annexure or appendix to this document, as the case may be, and references to this document include their schedules and any annexures;

(e)	where a word or phrase is given a particular meaning, other parts of speech or grammatical forms of that word or phrase have corresponding meanings;

(f)	a reference to a document or agreement (including this document) includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(g)	in the interpretation of this document, headings are to be disregarded;

(h)	where a party comprises 2 or more persons, an agreement or obligation to be performed or observed by that party binds those persons jointly and severally and a reference to that party includes a reference to any one or more of those persons;

(i)	references to “US$”, “dollar”, “$” and to any amount not otherwise designated is to be construed as a reference to United States of America currency, unless otherwise stated;

(j)	person and persons include individuals, firms, partnerships, bodies corporate, associations and governments and governmental, semi-governmental and local authorities and agencies;

(k)	a reference to a statute, ordinance, code or other law or section or schedule of a statute, ordinance, code or other law includes all statutory instruments or regulations issued under any of them and any statutory modification or re-enactment, or substitution, of any of them;

(l)	“includes” means includes without limitation;

(m)	the term “subcontractor” means any person to whom performance of any part of the Services is subcontracted, whether directly or indirectly;

(n)	the term "may" when used in the context of a power or right exercisable by the Customer means that the Customer can exercise that right or power in its absolute and unfettered discretion and the Licensee has no obligation to the Licensor to do so;

(o)	the Customer is not required to incur any cost or expense before enforcing any indemnity contained in this document.

(p)	where a right or remedy is conferred on the Customer under this document, that right or remedy is in addition to, and not in substitution of, any other right or remedy conferred on the Customer under this document or otherwise according to Law;

(q)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(r)	if a day on which any act, matter or thing is to be done under this document is a Saturday, a Sunday or a public holiday in Brisbane, the act, matter or thing must be done on the next Business Day;

(s)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(t)	if a period of time is specified and dates from a given day or the day of an actual event, it is to be calculated exclusive of that day; and

(u)	a reference to this document or another instrument includes any variation or replacement of either of them.

2	Term

2.1	Initial Term

This document commences on the Commencement Date and continues for an initial period of 12 months from the Commencement Date or the commencement of the PDP under Licence Agreement (whichever is the earlier), unless terminated earlier in accordance with its terms (“Initial Term”).

2.2	Renewal

The parties may extend the Term for any period, based on mutual written agreement that should be completed no less than 1 month prior to the expiry of the Initial Term or the current extension period, as applicable.

3	Scope

3.1	Services

During the Term, the Supplier must provide Customer with the technical support services in relation to the SGT Licensed Technology as described in Clause 1 of Annexure A or as otherwise agreed by the parties in writing from time to time (“Services”).

3.2	Equipment and materials

Any needs for equipment and materials must be mutually agreed in writing by the parties.

3.3	Location for performance of the Services

The Customer anticipates that the Services will be supplied from a combination of premises as mutually agreed from time to time. If the Supplier is requested to perform services at the Customer’s location or a location other than those of the Supplier or its Affiliate’s premises then the Supplier is entitled to recoup its normal travel and accommodation expenses in accordance with the Fees in clause 4 of Annexure A.

4	Key Personnel

4.1	Key Personnel

Supplier must provide the Key Personnel set out in clause 2 of Annexure A to perform the Services for the Term, or other personnel as may be agreed from time to time by the parties.

5	Fees

5.1	Fees

(a)	Supplier will deliver the Services and Customer will pay Supplier for the delivered services provided to the Customer as set out in Clause 4 of Annexure A;

(b)	Customer anticipates an ongoing need for Services and will pay Supplier a monthly payment amount of $US 50,000 per month during the term of this Agreement;

(c)	Supplier will invoice Customer for the fees set out in Clause 4 of Annexure A for the performance of its obligations under this document (“Fees”);

(d)	In a given month, if the monthly Fees exceed the monthly payment amount of $US 50,000, then these additional fees will be paid in addition to the monthly payment amount of $US 50,000, subject to Clause 5.1(f) below;

(e)	In a given month, if the monthly Fees are less than the monthly payment amount of $US 50,000, then the portion of fees unutilised during that month (being the excess of the $US 50,000 over the Fees during that month) is able to be carried forward for use during future months during the term of this Agreement. There is no minimum monthly charge under this Agreement, on the basis that all charges and services by Supplier to Customer will be on an hourly rate basis, and such hourly rates are outlined in Annexure A to this Agreement.

(f)	On termination of this Agreement, any unused payment amounts under Clause 5.1(e) will be able to be applied towards any amounts payable by Customer under the Licence Agreement.

(g)	The parties may, from time to time, adjust the treatment of any items in clauses 5.1 (a) – (c) based on mutual written agreement; and

(h)	Supplier will ensure that all Supplier staff, employees and contractors who perform any works relating to this Agreement, will promptly account and record all time charges under this Agreement.

5.2	Fee review

The Supplier may review and increase the Fees at the end of the Initial Term and any subsequent extension period, with the agreement of the Customer.

5.3	Invoicing

Supplier must invoice Customer within 30 days of the last day of each month for the Fees payable in that month.

5.4	Correctly rendered invoice

An invoice must be supported by such information as necessary to enable the Company to verify the amount of the invoice, and must:

(a)	be in the form of a tax invoice showing the total amount payable and the GST payable, in accordance with clause 6 (“GST”);

(b)	be set out in a manner that enables the Customer to ascertain the Services to which the invoice relates and the Fees payable in respect of those Services; and

(c)	be accompanied by verifying documentation including signed timesheets and other similar information as reasonably requested by Customer.

5.5	Payment

Customer will pay Fees within 15 Business Days of receipt of a correctly rendered invoice issued in accordance with this document.

6	GST

(a)	In this clause 6 (“GST”);

(i)	words and expressions which are not defined in this document but which have a defined meaning in GST Law have the same meaning as in the GST Law; and

(ii)	“GST Law” has the meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

(b)	Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this document are exclusive of GST.

(c)	If GST is payable by a supplier, or by the representative member for a GST group of which the supplier is a member, on any supply made under this document, the recipient will pay to the supplier an amount equal to the GST payable on the supply.

(d)	The recipient will pay the amount referred to in clause 6(c) in addition to and at the same time that the consideration for the supply is to be provided under this document.

(e)	The supplier must deliver a tax invoice or an adjustment note to the recipient before the supplier is entitled to payment of an amount under clause 6(c).

(f)	The recipient can withhold payment of the amount payable under clause 6(c) until the supplier provides a tax invoice or an adjustment note as appropriate.

(g)	If an adjustment event arises in respect of a taxable supply made by a supplier to a recipient under this document, the amount payable by the recipient under clause 6(c) will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the supplier, or by the supplier to the recipient, as the case requires.

(h)	The parties acknowledge and agree that each supply made under this document is made:

(i)	on a progressive or periodic basis;

(ii)	for consideration that is to be provided on a progressive or periodic basis; and

(iii)	and each progressive or periodic component of the supply is to be treated as a separate supply.

(i)	If a payment to a party under this document is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any Input Tax Credit to which that party is entitled for that loss, cost or expense.

(j)	The Supplier acknowledges and agrees that if the Customer is required by law to deduct an amount in respect of withholding tax from a payment under this document such that the Supplier would not actually receive the full amount provided for under this document, then on the due date:

(i)	the Customer will deduct the amount for the withholding tax;

(ii)	the Customer will pay an amount equal to the amount deducted to the relevant authority in accordance with law and give the original receipts to the Supplier; and

(iii)	the Customer will pay an amount equal to the difference between the payment and the amount deducted to the Supplier.

7	Intellectual Property Rights

7.1	Existing Intellectual Property Rights

The parties agree that nothing in this document transfers ownership or grant any rights in relation any Existing Intellectual Property Rights of a party. For the avoidance of doubt, the Parties have entered into Master Technology and Project License Agreements which shall prevail as related to Confidential Information and Intellectual Property.

7.2	Ownership of New Material

Customer agrees to disclose promptly to Supplier any inventions, improvements or derivatives which are conceived by any employee or representative of Customer, or by any third party recipient of Supplier’s Confidential Information from Customer, and which are based on, or incorporate, any of the Supplier’s SGT Confidential Information or SGT Licensed Technology. Customer hereby grants to the Supplier (and shall procure the grant from any such third party if required) an exclusive, worldwide, irrevocable, royalty-free license and licensing right to any and all such inventions, improvements and derivatives, whether patentable or not, all without accounting to Customer or any other party.

For the avoidance of doubt, the Parties have entered into Master Technology and Project License Agreements which shall prevail as related to Confidential Information and Intellectual Property.

8	Confidentiality

8.1	Treatment of Confidential Information

Each party acknowledges that the Confidential Information of the other party is valuable to the other party. Each party undertakes to keep the Confidential Information of the other party secret and to protect and preserve the confidential nature and secrecy of the Confidential Information of the other party. For the avoidance of doubt, the Parties have entered into Master Technology and Project License Agreements which shall prevail as related to Confidential Information and Intellectual Property

8.2	Use of Confidential Information

A Recipient may only use the Confidential Information of the Discloser for the purposes of performing the Recipient’s obligations or exercising the Recipient’s rights under this document. For the avoidance of doubt, the Parties have entered into Master Technology and Project License Agreements which shall prevail as related to Confidential Information and Intellectual Property.

8.3	Disclosure of Confidential Information

A Recipient may not disclose Confidential Information of the Discloser to any person except:

(a)	to Representatives of the Recipient who require it for the purposes of the Recipient performing its obligations or exercising its rights under this document, to obtain professional advice in relation to this document or as part of any internal review processes and then only on a need to know basis;

(b)	to the Project Company;

(c)	to any shareholder or potential shareholder or potential financier or purchaser of the whole or any part of any assets of, units in, shares in, or interest in, the Project, the Customer or the Project Company who has signed a non-disclosure agreement with SESTA or SES or AFE;

(d)	with the prior written consent of the Discloser;

(e)	if the Recipient is required to do so by Law, a regulator or binding order and in such event the Recipient must promptly notify the Discloser of such requirement (except if prohibited by Law or relevant order) with a view to providing the Discloser with the opportunity to contest such disclosure or otherwise to agree the timing and content of such disclosure; and

(f)	if the Recipient is required to do so in connection with legal proceedings relating to this document.

(g)	For the avoidance of doubt, the Parties have entered into Master Technology and Project License Agreements which shall prevail as related to Confidential Information and Intellectual Property.

8.4	Disclosure by Recipient

If a Recipient discloses Confidential Information under clauses 8.3(a), 8.3(d), 8.3(c) or 8.3(f) then:

(a)	it must ensure that persons receiving Confidential Information from it are aware it is the other party’s Confidential Information and do not disclose the information except in the circumstances permitted in clause 8.3 (“Disclosure of Confidential Information”);

(b)	the Discloser may at any time require the persons receiving the Confidential Information to give written undertakings relating to the non-disclosure of the Confidential Information and the Recipient must arrange for all such undertakings to be given promptly; and

(c)	the Recipient must reserve the right to demand immediate delivery of all documents or other materials in its possession, power or control or in the possession, power or control of the third party who has received Confidential Information from it containing or referring to that Confidential Information.

(d)	For the avoidance of doubt, the Parties have entered into Master Technology and Project License Agreements which shall prevail as related to Confidential Information and Intellectual Property.

8.5	Return of Confidential Information

Subject to clause 8.6 (“Exceptions”), on the Discloser’s request at any time, the Recipient must immediately deliver to the Discloser or destroy (at the Discloser’s sole discretion) all documents or other materials containing or referring to the Discloser’s Confidential Information which are:

(a)	in the Recipient’s possession, power or control; or

(b)	in the possession, power or control of persons who have received Confidential Information from the Recipient under clauses 8.3(a), 8.3(d), 8.3(c) or 8.3(f),

and confirm in writing when it has complied. For the avoidance of doubt, the Parties have entered into Master Technology and Project License Agreements which shall prevail as related to Confidential Information and Intellectual Property.

8.6	Exceptions

The obligation in clause 8.5 (“Return of Confidential Information”) does not apply to Confidential Information of the Discloser that:

(a)	is contained in any legal advice, legal opinions, legal due diligence reports, director’s papers or board minutes prepared for or by the Recipient;

(b)	is inaccessible to the Recipient due to its standard backup or archiving policies and procedures (provided the Recipient must not access or restore the Confidential Information without the prior written consent of the Discloser);

(c)	the Recipient requires in order to perform its obligations under this document;

(d)	is required to be retained by the Recipient under Law; or

(e)	the Recipient is otherwise entitled to retain.

(f)	For the avoidance of doubt, the Parties have entered into Master Technology and Project License Agreements which shall prevail as related to Confidential Information and Intellectual Property.

8.7	Equitable remedies

The parties acknowledge that damages may not be a sufficient remedy for any breach of this clause 8 and either party is entitled to seek specific performance or injunctive relief (as appropriate) as a remedy for breach or threatened breach by the other party, in addition to any other remedies available at law or in equity.

9	Customer Inputs

Customer will provide the Customer Inputs set out in Clause 3 of Annexure A. Supplier must comply with any terms or restrictions notified to Supplier in its use of the Customer Inputs, including any terms or restrictions set out in Annexure A.

10	Indemnity and Liability

10.1	Indemnity

(a)	Each party indemnifies the other party and its officers, employees and agents against any liability, loss, damage or expense (including legal expenses on a full indemnity basis) arising directly or indirectly from or in connection with any injury, illness or death of any person caused or contributed to by the indemnifying party.

(b)	A party’s liability under the indemnity in clause 10.1(a) will be reduced proportionally to the extent only that a negligent act or omission of the other party or its personnel has contributed to the liability, loss, damage or expense.

10.2	Limit of liability

Subject to clause 10.3 (“No limitation”), each party’s liability under or in respect of this document (whether arising in contract, tort (including negligence) or otherwise) is limited in respect of all Claims in the aggregate to the value of Fees paid by Customer up to the date when this document is terminated.

10.3	No limitation

Nothing in this document operates to limit or exclude:

(a)	liability that cannot by law be limited or excluded;

(b)	the liability of either party in respect of personal injury (including sickness and death) arising from that party’s negligence;

(c)	the liability of the Customer for any breach of confidence of breach of Intellectual Property Rights;

(d)	liability for fraud.

10.4	Consequential loss

Subject to clause 10.3 (“No limitation”), neither party will be liable (whether in contract, tort including negligence or otherwise) for:

(a)	loss of profits, business, revenue, goodwill, reputation, opportunity, bargain, or actual or anticipated savings;

(b)	indirect loss, consequential loss; or

(c)	any other form of loss or damage which does not arise naturally, or in the usual course of things, as a consequence of a breach of this document.

11	Force majeure

11.1	Effects of Force Majeure Event

Despite any other provision of this document, if a party is unable to perform or is delayed in performing an obligation under this document by reason of a Force Majeure Event:

(a)	that obligation is suspended but only so far and for so long as it is affected by the Force Majeure Event; and

(b)	the affected party will not be responsible for any loss or expense suffered or incurred by any other party as a result of, and to the extent that, the affected party is unable to perform or is delayed in performing its obligations because of the Force Majeure Event.

11.2	Notice of Force Majeure Event

A party affected by a Force Majeure Event must give the other party a written notice within 15 days of the event that:

(a)	sets out details of the Force Majeure Event;

(b)	identifies the nature and extent of the obligations affected by the Force Majeure Event;

(c)	advises the period of time during which the affected party estimates that it will not be able to perform or will be delayed in performing its obligations;

(d)	provides details of the action that it has taken or proposes to take to remedy the situation; and

(e)	provides details of all insurance policies on which the affected party considers that it will be able to rely in making good any damage caused by the Force Majeure Event.

11.3	Obligations of affected party

A party affected by a Force Majeure Event must:

(a)	take all reasonable steps to avoid, remove or limit the effects of the Force Majeure Event on its performance of the suspended obligations as quickly as possible; and

(b)	promptly re-commence performing the suspended obligations as soon as reasonably possible.

11.4	Termination due to Force Majeure

If a Force Majeure Event occurs and its effect continues for a period of 30 days, the document may be terminated at any time thereafter provided that the Force Majeure Event continues to apply or have effect, by the unaffected party giving written notice to the affected party. The termination notice will take effect from the date specified in the termination notice (which date may not be earlier than the date on which the notice is given).

12	Defective Services

If:

(a)	a drawing, design, specification, report, or document provided by the Supplier as part of the Services contains any error, inconsistency, omission or defect; or

(b)	a drawing, design, specification, report, or document does not comply with the requirements of this document,

the Customer must notify the Supplier of the defect and the Supplier must, at its own expense, promptly correct the same and re-issue the applicable drawing, design, specification, report, or document to the Customer with a description of the change and the reason for the change.

13	Dispute resolution

13.1	Negotiation

The parties will attempt in good faith to resolve any actual or potential action or claim arising out of or relating to this document promptly by negotiations between the Chief Executive Officer (or equivalent) of the parties hereto who have authority to settle the actual or potential action or claim.

13.2	Notice

The disputing party hereto shall give the other party written notice of the dispute. Within fifteen (15) Business Days after receipt of said notice, the receiving party shall submit to the other party a detailed written response. The notice and response shall include: (i) a statement of each party's position and a summary of the evidence and arguments supporting its position; and (ii) the name and title of the representative who will represent that party in the negotiations. The representatives shall meet at a mutually acceptable time and place within thirty (30) days of the date of the disputing party's notice and thereafter as often as such representatives reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute.

13.3	Arbitration

(a)	If the matter has not been resolved pursuant to clause 13.2 within sixty (60) days of the disputing party's notice, or as the parties may otherwise agree, or if any party hereto will not participate in such procedure, either party may, by notice to the other party, advise that the dispute should be resolved by arbitration in accordance with clause 13.3(b).

(b)	All disputes arising out of or in connection with this document shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. Each party will appoint an arbitrator within thirty (30) days of a request to initiate arbitration who will then jointly appoint a third arbitrator within thirty (30) days of the date of the appointment of the second arbitrator, to act as Chairman of the Tribunal. Arbitrators not appointed within the time limits set forth in this clause 13.3(b) will be appointed by the Secretary General of the Chairman of ICC. The parties agree the chosen language will be English and the arbitration is to take place in Brisbane, Australia.

13.4	Other rights preserved

Nothing in this clause 13 prejudices the right of a party to seek urgent injunctive or declaratory relief in respect of a Dispute under this clause 12 or any matter arising under or in connection with this document.

13.5	Parties to continue to perform

Unless the parties otherwise agree in writing, the parties are obliged to fulfil their obligations under this document.

13.6	Survival

This clause Error! Reference source not found. shall survive the termination or expiration of this document and remain in force so long as there remain outstanding rights or obligations of either party subject to dispute resolution.

14	Warranties

Supplier warrants that the engineering work and services furnished by it under this Services Agreement shall be performed in accordance with generally accepted engineering practices. This warranty shall be deemed satisfied after a period up to and including (12) twelve months after the successful completion of the Engineering work and services. Should Recipient believe that this warranty has been breached by Supplier, it shall so inform Supplier, in writing, at any time prior to the end of the (12) twelve month period after the successful completion of the engineering work and services, stating the reasons supporting its position and how the alleged breach was discovered, along with the technical, operational, and financial effects of such breach. Licensor’s liability for any breach of the foregoing warranty shall be the re-performance and re-completion of required of all such work or services.

15	Termination

(a)	Either party may terminate this document:

(i)	in its absolute discretion, at any time by giving the other party at least 30 days’ notice to that effect;

(ii)	immediately by giving the other party notice to that effect, if:

(A)	the other party breaches a material term of this document, where the breach is incapable of remedy, or where the party fails to rectify the breach of the material term within 21 days of being requested to do so;

(B)	the other party becomes, or threatens to become, or is in jeopardy of becoming, Insolvent;

(C)	the other party ceases to carry on business or disposes of any part of its business or there is a change in the control of the party;

(iii)	where the party has an express right to terminate under this document.

(b)	The rights given by clause 15(a) are in addition to any other rights that may be exercised by a party under this document or under law.

(c)	If, for any reason, a purported termination by a party under any clause of this document or at law is held to be ineffective, the purported termination is not a breach or repudiation of this document and termination of this document is deemed to have been effected under clause 15(a)(i).

(d)	On termination of this document pursuant to clauses 15(a)(i), 15(a)(ii) or 15(a)(iii) by the Customer, the Customer is only liable for payment for the Services performed to the date of termination and for extra costs necessarily and reasonably incurred by the Supplier as a direct consequence of termination.

(e)	Immediately upon receiving or giving notice of termination of this document, each party will:

(i)	take all available steps to minimise any loss which either party may suffer as a consequence of that termination; and

(ii)	take such action as is necessary or as the Company directs for the transfer, protection and preservation of its property (including intellectual property, confidential information and personal information).

(f)	Any expiration or termination of this document does not affect:

(i)	any rights of the parties which may have accrued before the date of expiration or termination; and

(ii)	the rights and obligations of the parties under clauses 7, 8 and 10, which survive expiration or termination of this document.

16	General

16.1	Assignment

Neither party may assign or otherwise transfer its rights under this document in any way without the prior written consent of the other party, such consent not to be unreasonably withheld.

16.2	Construction

No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this document or any part of it.

16.3	Costs

The parties agree to pay their own legal and other costs and expenses in connection with the preparation, execution and completion of this document and other related documentation.

16.4	Governing law and jurisdiction

The law in force in Queensland governs this document and, to the extent the law permits, all matters in connection with this document including any non-contractual matters. The parties submit to the non-exclusive jurisdiction of the courts of that place.

16.5	Compliance with Laws

The Supplier must:

(a)	comply with all relevant Laws; and

(b)	give all notices, obtain all permits and pay all associated fees required under all relevant Laws,

in the provision of the Services.

16.6	Notices

(a)	Unless expressly stated otherwise in this document, all notices, certificates, consents, approvals, waivers, offers, acceptances and other communications in connection with this document (“Notices”) will be in writing, signed by the sender (if an individual) or an authorised officer of the sender and marked as set out or referred to in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

(b)	Subject to clause 16.6(c) the addresses for Notices are:

(i)	the Supplier

As specified in the Details

(ii)	the Customer

As specified in the Details.

(c)	Notices will be:

(i)	left at the address set out or referred to in clause 16.6(b);

(ii)	sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in clause 16.6(b);

(iii)	sent by email to the email address set out or referred to in clause 16.6(b);

however, if the intended recipient has notified a changed postal address or changed fax number, then the communication will be to that address or number.

(d)	Notices take effect from the time they are received unless a later time is specified:

(i)	If sent by post, Notices are taken to be received 5 days after posting (or 7 days after posting if sent to or from a place outside Australia);

(ii)	If sent by email, Notices are taken to be received:

(A)	when the sender receives an automated message confirming delivery; or

(B)	4 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that delivery failed;

16.7	Receipt outside business hours

Despite anything else in this clause 16.6 (“Notices”), if communications are received or taken to be received under clause 16.6(d) after 5.00pm on a Business Day or on a non-Business Day (Brisbane time), they are taken to be received at 9.00am on the next Business Day.

16.8	Severability

If the whole or any part of a provision of this document is void, unenforceable or illegal in a jurisdiction, it is severed for that jurisdiction. The remainder of this document (as the case may be) has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.

16.9	Variation and waiver

A provision of this document or a right created under it may not be waived or varied except in writing, signed by the party or parties to be bound.

16.10	Consideration

Each party acknowledges entering into this document and incurring obligations and giving rights under this document for valuable consideration received from each other party.

16.11	Discretion in exercising rights

Unless this document expressly states otherwise, a party may exercise a right, power or remedy or give or refuse its consent, approval or a waiver in connection with this document in its absolute discretion (including by imposing conditions).

16.12	Entire agreement

This document constitutes the entire agreement of the parties about its subject matter and supersedes any previous understandings or agreements on that subject matter.

EXECUTED as an agreement

Signing page

DATED:____May 10, 2017_________________

EXECUTED by SEST Australia Pty Ltd	)
in accordance with section 127(1))
of the Corporations Act 2001 (Cth) by	)
authority of its directors:	)
)
/s/ Chris Raczkowski	)	/s/ Kerry Parker
Signature of director	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
Chris Raczkowski	)	Kerry Parker
Name of director (block letters)		Name of director/company secretary* (block letters)
*delete whichever is not applicable

EXECUTED by Australian Future	)
Energy Pty Ltd in accordance with	)
section 127(1) of the Corporations Act	)
2001 (Cth) by authority of its directors:	)
)
/s/ Edek Choros	)	/s/ Richard Barker
Signature of director	)	Signature of director/company secretary*
	)	*delete whichever is not applicable
Edek Choros	)	Richard Barker
Name of director (block letters)		Name of director/company secretary* (block letters)
*delete whichever is not applicable

Annexure	A Services

1	Services

1.1	Pre-PDP service

Pre-PDP services may include engineering, costing, technical and other services that facilitate any work required by the Customer up to the point of starting the PDP for the specific License Agreement project.

1.2	Other services

Any other services may be mutually agreed in writing, from time to time, between the parties.

2	Key Personnel

2.1	John Winter

SES Chief Engineer

2.2	Alma Rodarte

SES Business Development Director

2.3	Frank Chen

Senior Engineer

2.4	Personnel

Key Personnel are considered personnel that are important to the delivery of the Work and will be available within a reasonable timeframe of any requests by Customer. Any reasonable changes to the availability of Key Personnel must be approved by Customer in writing, this approval must not be unreasonably withheld.

Other personnel are anticipated to perform Services and may perform Services as agreed in writing based on mutual agreement of the Parties.

2.5	Management and Supervision

Costs incurred by Supplier relating to general management, supervision, and administration of Supplier staff as outlined in Clauses 2.1 through 2.4 will not be charged to Customer.

3	Customer Inputs

3.1	Scope of Work

Any scope of work requested by the Customer, and the nature of any deliverables associated with said scope of work including a cost estimate for the services, will be provided to the Supplier in writing prior to any works commencing.

Any scope of work received by Supplier from the Customer must be agreed and confirmed in writing by the Supplier before any Services associated with any scope of work may be initiated.

Any changes to the estimated fees for the associated scope of work must be approved in writing by the Customer.

4	Fees

4.1	Fee Calculation

The hourly rate fees for individual personnel under this Agreement have been calculated as follows:

Flat Rate of US$125/hr for all personnel providing technical services.

Costs incurred by Supplier relating to general management, supervision, and administration of Supplier staff are included in the above mentioned hourly rate, however for the avoidance of doubt, technical support from Supplier’s management team is not included in the flat rate.

4.2	Fee structure

Fees paid by Customer may be structured in any manner that is mutually agreed by the parties in writing. For example, fees may be based on open ended time and materials cost for a specific task, or based on a fixed fee for a specific task, or any other mechanism to be agreed by the parties.

4.3	Travel

Any travel required between United States and Australia will be on basis of economy class airfare. All such travel and related costs will be approved in advance by Customer.

Any accommodation requirements in Australia related to any work to be completed in Australia will be booked and paid for directly by Customer.

Any meals and related costs relating to time where Supplier personnel will be working in Australia on a short-term basis will be on a reimbursable cost basis to a cap of $AUD 55/day or under a long-term stay, an agreed day rate for such costs as agreed by Customer.